                                                                      EXHIBIT 21


Subsidiaries


                                   STATE OF                OTHER NAMES FOR
COMPANY                         INCORPORATION            TRANSACTING BUSINESS
- -------                         -------------            --------------------
AMS Industries, Inc.             Delaware                  ---------------
(formerly Cudahy Company)

Frank's Nursery &                Michigan                  ---------------
Crafts, Inc.

General Host Holding             New York                  ---------------
Corp.


The names of all other subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not have constituted, as of the fiscal year ended January 29, 1995, a "significant subsidiary," as that term is defined Rule 1.02(w) of Regulation S-X.